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                                  AMENDMENT TO
                              EMPLOYMENT AGREEMENT
                                    --------
                                  APRIL 1, 2000


THIS AMENDMENT is made as of April 1, 2000 ("Commencement Date") by and between Getty Images, Inc. (the "Company") and Jonathan D. Klein (the "Executive"). Amendments to Section 3. (a) are effective as of April 1, 2000. All other Amendment Sections are effective retroactively to the date of the Employment Agreement, June 1, 1999.

WHEREAS the Company and the Executive desire to amend the Employment Agreement dated June 1, 1999 (the "Agreement");

THEREFORE the Company AND the Executive agree to delete Sections 3 (a), 3(e), 3(g) and 3(j) in their entirety and replace them as follows:

        3. (a) SALARY. The Company shall pay to the Executive an annual salary (the "Salary") at the rate of Five Hundred Thousand Dollars ($500,000.00), payable to the Executive in accordance with the normal payroll practices of the Company for its executive officers as are in effect from time to time. In addition, the Executive shall receive an annual foreign service premium of ten percent of the salary (equal to Fifty Thousand Dollars ($50,000) as of the date of this amendment) and an annual accommodation adjustment of Seventy Two Thousand Dollars ($72,000), payable as part of the normal payroll practices, through May 31, 2002. The foreign service premium and the accommodation adjustment mentioned above are the net after tax amounts that will be received by the Executive. The company will be responsible for any tax due on these amounts. The annual foreign service premium and the accommodation allowance will be paid at fifty percent (50%) from June 1, 2002 through May 31, 2003, and will not be paid after June 1, 2003. The amount of the Executive's Salary shall be reviewed annually by the Board on or about April 1 of each year during the Term beginning in the 2000 calendar year and may be increased, but not decreased below such amount, on the basis of such review and then-current market practices.

        3. (e) OPTIONS. In the event that the Executive ceases to be an employee of the Company for any reason other than (i) if he is terminated for "Cause", "Disability" or on account of his death, or (ii) if he resigns without "Good Reason" (as each such term is defined below), the vesting of the Options shall accelerate and the Options shall become immediately exercisable and the Executive shall be entitled to retain such options, for the remainder of their respective terms, as if he had remained an employee of the Company. In the event that the Executive ceases to be an employee of the Company because he is terminated for Cause or resigns without Good Reason, the Executive shall be entitled to retain the then-vested portion of such options as if he had remained an employee of the Company, but the unvested portion of such options shall lapse. In the event of the Executive's death or Disability (as defined below), the vesting of such Options shall accelerate and all options thereunder shall become immediately exercisable and shall remain outstanding for a period of twelve (12) months. In the event of a Change of Control (as defined in the Getty Images, Inc. 1998 Stock Incentive Plan), the vesting of the Options shall accelerate and the Options shall become immediately exercisable and the Executive shall be entitled to retain such options, for the remainder of their respective terms, as if he had remained an employee of the Company.


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        3. (g) EXPENSES. The Company shall pay or reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive in connection with his employment hereunder and expressly agrees that it will reimburse the Executive for his business class airfare on international flights which are over five (5) hours in duration taken in connection with Company business. The Company also agrees that, in the event that the Executive is required to travel abroad in connection with the performance of his duties hereunder for a period in excess of two (2) weeks, the Company will reimburse the Executive for the airfare, hotel and other transportation expenses of his spouse and minor children so that they may accompany him on such trip. In addition, the Company shall reimburse the Executive for all fees and costs incurred for services provided by the Executive's personal tax advisor in connection with his personal taxes. All of the above listed expenses shall be paid upon the periodic submission of invoices and shall be paid reasonably promptly after the date of such invoice. The reimbursement of expenses under this Section 3 (g) shall be subject to the Executive's providing the Company with such documentation of the expenses as the Company may from time to time reasonably request in accordance with the policies of the Group.

        3. (j) BENEFITS. During the term, the Company will provide The Executive with two automobiles of such make and models as the Board deems appropriate and suitable for his status with the Company for his and his spouse's sole use and will reimburse the Executive for all costs and expenses incurred by the Executive in connection with the use of those vehicles, or, at the Executive's sole discretion, the Company shall pay an equivalent amount of such perquisite to him as additional compensation. The Company shall install and pay the rental and unit charges attributable to a dedicated business telephone and/or ISDN line at his home. During the Term, the Company shall also pay for the Executive's purchase, line charges, rental and unit charges for his mobile phones. The Company shall provide the Executive with a fax machine and computer modem and ISDN line to be installed at the Executive's home and a suitable desktop and laptop computer, as well as all ancillary equipment and maintenance therefore. In addition, the Company will pay for the cost of the Executive's member ship in or subscriptions to the internet service provider of his choice, and such professional memberships and journals as are appropriate to his duties under this agreement. In addition, the Company will pay for any healthclub membership fees that Jonathan and/or his family belong to.

THEREFORE the Company AND the Executive confirm and agree that the three-page "Appendix A" attached to the Executive's original Employment Agreement dated June 1, 1999 is a valid and approved section of the Employment Agreement. A copy of the Appendix A is attached.

IN WITNESS WHEREOF, Getty Images, Inc. and Jonathan D. Klein have caused this Amendment to be executed as of the Commencement Date.

GETTY IMAGES, INC.                              JONATHAN D. KLEIN



By:
    ---------------------------------           --------------------------------
        Mark H. Getty                              Jonathan D. Klein
        Executive Chairman                         Chief Executive Officer


Date:
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